UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2004

REDBACK NETWORKS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-25853	77-0438443
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300 Holger Way

San Jose, CA 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 750-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.    Entry into a Material Definitive Agreement.

On October 5, 2004, Redback Networks Inc. (the “Company) announced that Scott Marshall has joined the Company as senior vice president of engineering and product management, to report to the Company’s chief executive officer and to have responsibility for overall research and development, engineering and product advancement.

On October 1, 2004, the Company’s board of directors (the “Board”) approved and adopted a new 2004 Employment Inducement Award Plan (the “Inducement Plan”). In connection with their hiring, Mr. Marshall has been granted options under the Inducement Plan to purchase 325,000 shares of Company common stock. Each of the stock options have an exercise price equal to fair market value on the date of grant and have a ten-year term. Mr. Marshall’s grant vests as to 25 percent of his shares upon his execution of his offer letter, with the balance vesting in monthly installments over the next 36 months, and a 12 month acceleration of vesting if the company experiences a change of control. The Inducement Plan and the form of stock option agreement used under the Inducement Plan for the grant to Mr. Marshall are filed herewith as exhibits to this report.

Also filed herewith as an exhibit to this report is the offer letter agreement between the Company and Mr. Marshall dated September 13, 2004, which agreement became effective upon approval by the Board on October 1, 2004.

Section 9 — Financial Statements and Exhibits

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits.

Exhibit	Description
10.1	Redback Networks Inc. 2004 Employment Inducement Award Plan

10.2	Form of Stock Option Agreement for use under 2004 Employment Inducement Award Plan

10.3	Offer letter agreement between Redback and Scott Marshall dated September 13, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDBACK NETWORKS INC.

DATE: October 5, 2004	By:	/S/ THOMAS L. CRONAN III
Thomas L. Cronan III Senior Vice President of Finance and Administration, Chief Financial Officer